FOR RELEASE Tuesday, July 23, 2024

Investor Contact:    Press Contact:
Kenneth Levy
Iridium Communications Inc.
+1 (703) 287-7570
ken.levy@iridium.com

Jordan Hassin
Iridium Communications Inc.
+1 (703) 287-7421
jordan.hassin@iridium.com

Iridium Announces Second-Quarter 2024 Results

MCLEAN, Va. – July 23, 2024 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”), a leading provider of global voice and data satellite communications, today reported financial results for the second quarter of 2024 and reiterated its full-year 2024 outlook. Net income was $32.3 million, or $0.27 per diluted share, for the second quarter of 2024, as compared to net loss of $30.7 million, or $0.24 per diluted share, for the second quarter of 2023. Operational EBITDA (“OEBITDA”)(1) for the second quarter was $114.0 million, as compared to $115.8 million for the prior-year period, representing a year-over-year decrease of 2%. Net income primarily benefitted from a year-over-year decrease in depreciation expense associated with the extension of the estimated useful lives of the Company’s satellites and the prior year write-off of the Company’s remaining ground spare.

Iridium reported second-quarter total revenue of $201.1 million, which consisted of $152.5 million of service revenue and $48.6 million of revenue related to equipment sales and engineering and support projects. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, grew 5% from the year-ago period and was 76% of total revenue for the second quarter of 2024. Total revenue increased 4% versus the comparable period of 2023, largely due to higher commercial service revenue and higher government engineering revenue.

The Company ended the quarter with 2,413,000 total billable subscribers, which compares to 2,140,000 for the year-ago period and is up from 2,333,000 for the quarter ended March 31, 2024. Total billable subscribers grew 13% year-over-year, led by growth in commercial IoT.

“Iridium’s strong capital position continues to support our return of capital to shareholders. During the quarter, we repurchased three percent of our shares and increased our quarterly dividend to common shareholders,” said Matt Desch, CEO, Iridium. Desch added, “We plan to continue being aggressive with our shareholder-friendly activities in 2024, based on current market valuations.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 63% of the Company’s total revenue during the second quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.
•Commercial service revenue was $126.0 million, up 6% from last year’s comparable period primarily due to continued growth in IoT data and voice and data services.
•Commercial voice and data: Revenue was $56.5 million, up 3% from the year-ago period. Subscribers grew 3% from the year-ago period to 417,000. Average revenue per user (“ARPU”) was $46 during the second quarter, consistent with the prior-year period.
•Commercial IoT data: Revenue was $41.6 million, up 20% from the year-ago period. Subscribers grew 16% from the year-ago period to 1,837,000 customers, driven by continued growth in consumer personal communications devices. ARPU was $7.70 in the second quarter, compared to $7.48 in last year’s comparable period. The increase in ARPU resulted primarily from a new contract with a large customer.
•Commercial broadband: Revenue was $13.5 million, down 4% from $14.0 million in the year-ago period due to a decrease in ARPU offset in part by subscriber growth. ARPU was $269 during the second quarter, compared to $296 in last year’s comparable period, reflecting the increased prevalence of Iridium’s use as a companion service rather than primary.
•Hosted payload and other data service: Revenue was $14.4 million, down 4% from $15.1 million in the year-ago period. As previously noted, there was a year-over-year decrease in hosted payload revenue related to the change in the estimated useful lives of Iridium’s satellites that went into effect in the fourth quarter of 2023, offset in part by increases in other data service revenue.

•Iridium’s commercial business ended the quarter with 2,271,000 billable subscribers, which compares to 1,999,000 for the prior-year quarter and is up from 2,188,000 for the quarter ended March 31, 2024. IoT data subscribers represented 81% of billable commercial subscribers at the end of the quarter, an increase from 79% at the end of the corresponding prior-year period.

Service – U.S. Government
Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.
Under Iridium’s Enhanced Mobile Satellite Services contract (the “EMSS Contract”), a seven-year, $738.5 million fixed-price airtime contract with the U.S. Space Force signed in September 2019, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. Iridium also provides maintenance and support work for the U.S. government’s dedicated Iridium® gateway under two other contracts with the U.S. Space Force.

Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.
•Government service revenue remained flat at $26.5 million in the second quarter, reflecting the contractual rate in the EMSS Contract.
•Iridium’s U.S. government business ended the quarter with 142,000 subscribers, which compares to 141,000 for the prior-year quarter and 145,000 for the quarter ended March 31, 2024. We expect subscriber count to be variable due to the nature of this fixed-price contract. Government voice and data subscribers increased 5% from the year-ago period to 63,000 as of June 30, 2024. Government IoT data subscribers decreased 2% year-over-year and represented 56% of government subscribers at quarter-end.
•Under the terms of the multi-year EMSS Contract, Iridium’s fixed-price rate will increase to $107 million for the contract year beginning September 15, 2024.

Equipment
•Equipment revenue was $22.8 million in the second quarter, down 17% compared to $27.4 million in the prior-year quarter.
•In 2024, the Company expects equipment sales to be lower than 2023 and to be more in line with periods prior to 2022.

Engineering & Support
•Engineering and support revenue was $25.8 million during the second quarter, up 25% compared to $20.6 million in the prior-year quarter, primarily due to a rise in activity with the U.S. government.
•In 2024, the Company expects engineering and support revenue to increase from 2023 with ongoing work on the Space Development Agency contract.

Capital expenditures were $12.4 million for the second quarter, including $1.2 million in capitalized interest. The Company ended the second quarter with gross Term Loan debt of $1.6 billion, $50.0 million outstanding under the Revolving Facility and a cash and cash equivalents balance of $63.5 million. The Company utilized cash from its upsized Term Loan to complete the acquisition of Satelles in April. The Company ended the first quarter with a net debt balance of $1.6 billion, representing net leverage of 3.5 times OEBITDA.

Iridium paid a dividend of $0.14 per common share on June 28, 2024, resulting in year-to-date dividend payments of $32.8 million to stockholders. The Board of Directors’ decision to increase the quarterly dividend to $0.14 per share starting with the second quarter 2024 dividend will result in a full-year dividend increase of 5.8%.

During the quarter, the Company repurchased approximately 3.3 million shares of its common stock under its previously announced share repurchase program at a total purchase price of $96.6 million, in part funded by a $50 million draw down on Iridium’s Revolving Facility. As of June 30, 2024, $180.8 million remained available and authorized for repurchase under this program through December 31, 2025. The Company has retired 21.1 million shares, equivalent to $819.2 million, since its share repurchase program commenced in February 2021.

2024 Outlook and Longer-Term Outlook
The Company reiterated its full-year 2024 outlook and updated its longer-term guidance on net leverage:
•Total service revenue growth between 4% and 6% for full-year 2024. Total service revenue for 2023 was $584.5 million.
•Full-year 2024 OEBITDA between $460 million and $470 million. OEBITDA for 2023 was $463.1 million.
•Cash taxes of less than $10 million per year from 2024 through 2026. We expect that the longer-term cash tax rate will move closer to the statutory rate in 2028.
•Net leverage below 4.0 times OEBITDA through 2026 and falling below 2.0 times OEBITDA by the end of the decade, assuming the completion of the Company’s share repurchase authorization and the payment of quarterly dividends consistent with the current level. (Previous near-term guidance for net leverage was below 2.5 times OEBITDA as Iridium exited 2026.) Net leverage was 3.1 times OEBITDA at December 31, 2023.

(1)Non-GAAP Financial Measures & Definitions
In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA, which is a non-GAAP financial measure, as a supplemental measure to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, gain (loss} on equity method investments, acquisition and related costs, and share-based compensation expenses. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. Operational EBITDA does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss. In addition, there is no standardized measurement of Operational EBITDA, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. The Company believes Operational EBITDA is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2024 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.
Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
GAAP net income (loss)	$32,336	$(30,741)	$51,989	$(20,966)
Interest expense, net	23,797	18,723	44,460	36,613
Income tax (benefit) expense	4,565	(5,211)	12,496	(10,664)
Depreciation and amortization	50,776	114,569	100,520	190,388
Share-based compensation	19,348	16,795	33,348	29,557
Acquisition and related costs(1)	919	—	2,375	—
(Gain) loss, net on equity method investments	(17,698)	1,677	(16,131)	2,832
Operational EBITDA	$114,043	$115,812	$229,057	$227,760
(1)     Represents direct costs incurred in connection with the negotiation, consummation and integration of acquisition transactions, whether or not actually completed. These costs generally include legal and advisory fees, severance and other related costs.

Conference Call Information
As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, July 23, 2024. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.
Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations, and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2024, Iridium acquired Satelles, Inc. and announced the Iridium Satellite Time and Location service. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services, and partner solutions, visit www.iridium.com.

Forward-Looking Statements
Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and cash taxes for 2024; cash taxes and net leverage over the long term; anticipated equipment sales and engineering and support service revenue for 2024; amount and timing of share repurchases, the payment of dividends, and expected revenues from its EMSS contract with the U.S. government and from the newly acquired Satelles. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (“SEC”) on February 15, 2024, and the Company’s Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on July 23, 2024, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Three Months Ended June 30,
	2024	2023
Revenue
Service revenue
Commercial	$125,967	$118,642
Government	26,500	26,500
Total service revenue	152,467	145,142
Subscriber equipment	22,782	27,376
Engineering and support service	25,818	20,590
Total revenue	201,067	193,108
Operating expenses
Cost of services (exclusive of depreciation and amortization)	39,464	35,432
Cost of subscriber equipment sales	13,946	16,113
Research and development	6,512	5,626
Selling, general and administrative	46,723	37,339
Depreciation and amortization	50,776	114,569
Total operating expenses	157,421	209,079
Operating income (loss)	43,646	(15,971)
Other income (expense), net
Interest expense, net	(23,797)	(18,723)
Other income (expense), net	(646)	419
Total other expense, net	(24,443)	(18,304)
Income (loss) before income taxes and loss on equity method investments	19,203	(34,275)
Income tax benefit (expense)	(4,565)	5,211
Gain (loss), net on equity method investments	17,698	(1,677)
Net income (loss)	$32,336	$(30,741)
Operational EBITDA	$114,043	$115,812

Iridium Communications Inc.
Condensed Consolidated Statements of Operations
(In thousands)

	Six Months Ended June 30,
	2024	2023
Revenue
Service revenue
Commercial	$248,044	$231,491
Government	53,000	53,000
Total service revenue	301,044	284,491
Subscriber equipment	47,650	69,052
Engineering and support service	56,226	44,838
Total revenue	404,920	398,381
Operating expenses
Cost of services (exclusive of depreciation and amortization)	85,913	72,037
Cost of subscriber equipment sales	27,826	43,252
Research and development	13,710	9,504
Selling, general and administrative	83,534	76,023
Depreciation and amortization	100,520	190,388
Total operating expenses	311,503	391,204
Operating income	93,417	7,177
Other expense, net
Interest expense, net	(44,460)	(36,613)
Other income (expense), net	(603)	638
Total other expense, net	(45,063)	(35,975)
Income (loss) before income taxes	48,354	(28,798)
Income tax benefit (expense)	(12,496)	10,664
Gain (loss), net on equity method investments	16,131	(2,832)
Net income (loss)	$51,989	$(20,966)
Operational EBITDA	$229,057	$227,760

Iridium Communications Inc.
Summary Revenue and OEBITDA Highlights
(In thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Revenue
Service revenue(1)
Commercial service revenue
Voice and data	$56,455	$54,957	3%	$111,432	$107,405	4%
IoT data(2)	41,609	34,561	20%	81,064	66,511	22%
Broadband(3)	13,478	14,028	-4%	27,170	27,476	-1%
Hosted payload and other data service(4)	14,425	15,096	-4%	28,378	30,099	-6%
Total commercial service revenue	125,967	118,642	6%	248,044	231,491	7%
Government service revenue(5)	26,500	26,500	—%	53,000	53,000	0%
Total service revenue	152,467	145,142	5%	301,044	284,491	6%
Subscriber equipment	22,782	27,376	-17%	47,650	69,052	-31%
Engineering and support(6)
Commercial	1,520	1,737	-12%	2,673	7,423	-64%
Government	24,298	18,853	29%	53,553	37,415	43%
Total engineering and support	25,818	20,590	25%	56,226	44,838	25%
Total revenue	$201,067	$193,108	4%	$404,920	$398,381	2%
Operational EBITDA
Operational EBITDA	$114,043	$115,812	-2%	$229,057	$227,760	1%
Other
Capital expenditures(7)	$12,442	$22,382		$27,006	$45,287
Net debt(8)	$1,603,334	$1,392,919
Cash, cash equivalents and marketable securities	$63,541	$103,456
Term Loan, gross	$1,616,875	$1,496,375
Deferred financing costs	(15,911)	(15,339)
Term Loan, net	$1,600,964	$1,481,036
(1)    Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)    IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(5)    Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts.
(6)    Engineering and support includes maintenance services to the U.S. government’s dedicated gateway and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(7)    Capital expenditures based on cash spent in the respective period.
(8)    Net debt is calculated by taking the sum of the gross Term Loan and gross drawn Revolving Facility, less cash, cash equivalents and marketable securities.

Iridium Communications Inc.
Subscriber Highlights
(In thousands, except ARPU)

	As of June 30,
	2024	2023	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data, IoT data and Broadband service
Voice and data	417	405	3%
IoT data	1,837	1,578	16%
Broadband (3)	16.8	16.1	4%
Total commercial voice and data, IoT data and Broadband service	2,271	1,999	14%
Government
Voice and data and IoT data service
Voice and data	63	60	5%
IoT data	79	81	-2%
Total government voice and data and IoT data service	142	141	1%
Total billable subscribers	2,413	2,140	13%

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Net Billable Subscriber Additions
Commercial
Voice and data. IoT data and Broadband service
Voice and data	12	10	20%	9	8	13%
IoT data	71	77	-8%	128	130	-2%
Broadband	0.2	0.6	(67)%	0.2	1.1	-82%
Total commercial voice and data, IoT data and Broadband service	83	88	-5%	137	139	-1%
Government
Voice and data and IoT data service
Voice and data	1	—	NM	1	—	NM
IoT data	(4)	2	-285%	(4)	2	-277%
Total government voice and data and IoT data service	(3)	2	-235%	(3)	2	-227%
Total net billable subscriber additions	80	90	-10%	134	141	-5%

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
ARPU (2) (4)
Commercial
Voice and data	$46	$46	—%	$45	$45	—%
IoT data	$7.70	$7.48	3%	$7.62	$7.33	4%
Broadband	$269	$296	(9)%	$271	$294	(8)%
(1)    Subscribers as of the end of the respective period.
(2)    Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)    Broadband is comprised of Iridium OpenPort® and Iridium Certus.
(4)    Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.